Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 11, 2017, relating to the consolidated financial statements of Melco Resorts & Entertainment Limited and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2016 and to the reference to us under the heading “Experts” in the prospectus supplement, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Hong Kong
May 8, 2017